Exhibit 8.1

[Sullivan & Cromwell LLP Letterhead]

July 29, 2026

Haleon plc

1st Floor, Building 5,

The Heights Weybridge,

Surrey, KT13 0NY

United Kingdom.

Ladies and Gentlemen:

We have acted as United Kingdom tax counsel to Haleon plc (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the securities described in the Registration Statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission on July 29, 2026 (the “Registration Statement”).

For the purposes of this opinion, we have examined a draft of the Registration Statement and, without further enquiry, have relied on the statements as to factual matters set out in it and have assumed that the Registration Statement will be filed in the form of the draft so examined. We have not undertaken to investigate or verify the accuracy of any factual matters (including any statements of foreign law) set out in, or relevant to, the Registration Statement, the reasonableness of any statement, opinion or expression of intention contained in it, or whether any material facts have been omitted from it.

We hereby confirm to you that our opinion as set forth in the Registration Statement under the caption “U.K. Taxation” is accurate in all material respects as a summary of the matters of English law described in that section, subject to the qualifications and limitations noted therein.

Our opinion is limited to matters of English law in force at the date hereof and is based on UK tax law as currently applied by the English courts, and on the generally published practice of HM Revenue & Customs, in each case as at the date hereof. We do not undertake to advise you of any changes in such law or practice after the date hereof. We express no view on the tax laws, regulations or practice of any jurisdiction other than the United Kingdom.

This opinion is provided to you solely in connection with the preparation of the Registration Statement and is for your benefit alone. Save with our prior written consent, it may not be disclosed to, or relied upon by, any other person, nor relied upon by you for any purpose other than that for which it is given. This opinion is governed by, and shall be construed in accordance with, English law.

We hereby consent to the use of our name and the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP